Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D (and any amendments thereto) with respect to the Common Shares of Beneficial Interest, par value $0.01 per share, beneficially owned by each of them, of Stellus Private Credit BDC, a Delaware partnership. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Dated: March 6, 2023

SHOTFUT ASHRAI LO SACHIR - PHOENIX AMITIM	/s/ Eli Schwartz
Name: Eli Schwartz
Title: Deputy CEO, CFO, Head of Finance
/s/ Haggai Schreiber
Name: Haggai Schreiber
Title: Chief Investments Officer, Deputy CEO

THE PHOENIX INSURANCE COMPANY LTD.	/s/ Eli Schwartz
Name: Eli Schwartz
Title: Deputy CEO, CFO, Head of Finance
/s/ Haggai Schreiber
Name: Haggai Schreiber
Title: Chief Investments Officer, Deputy CEO

Annex A

Directors and Officers of The Phoenix Insurance Company Ltd.
Name	Principal Business/Occupation	Citizenship
Mr. Benjamin Gabbay	Chairman	Israel
Mr. Itzhak Shukrie Cohen	Director	U.S.
Dr. Rivi Cohen	External Director	Israel
Zohar Tal	External Director	Israel
Mrs. Rita Rubinstein	Independent Director	Israel
Mr. Eli Yones	Director	Israel
Mrs. Hila Conforty Tamary	Independent Director	Israel
Roger Abravanel	Director	Italy
Giorgia Rodigari	Director	Italy
Stella Amar Cohen	Director	Israel
Eyal Ben Simon	CEO	Israel
Eli Schwartz	Deputy CEO, CFO, Head of Finance	Israel
Haggai Schreiber	Chief Investments Officer, Deputy CEO	Israel
Raanan Saad	Executive Vice President, SMART activity manager	Israel
Daniel Cohen	Executive Vice President, Head of Long Term Savings and Life	Israel
Dafna Shapira Laila	Executive Vice President, Head of Health Insurance	Israel
Meni Neeman	Executive Vice President, Chief Legal Counsel and Corporate Secretary	Israel
Keren Granit	Executive Vice President, Head of claims system & Head of Customers' Division	Israel
Moti Mor	Executive Vice President, Head of General Insurance	Israel
Ron Shvli	Executive Vice President, Chief Technology, Information systems and Innovation Officer	Israel
David Alexsander	Executive Vice President, Corporate Holdings & Development	Israel
Orly Paskal	Executive Vice President, Head of HR	Israel
Michal Leshem	Internal Auditor	Israel

The address for each director and officer is c/o Derech Hashalom 53, Givataim 53454, Israel